Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In this exhibit 99.1, except as otherwise indicated or the context otherwise requires, references to (i) “SHI” refer to Springleaf Holdings, Inc.; (ii) “Springleaf,” “we,” “the Company,” “our” and “us” refer to Springleaf Holdings, Inc. and its consolidated subsidiaries; (iii) “SFC” refer to Springleaf Finance Corporation and its consolidated subsidiaries; (iv) “OneMain” refer to OneMain Financial Holdings, Inc. and its consolidated subsidiaries; (v) “Seller” refer to CitiFinancial Credit Company; and (vi) “Initial Stockholder” refer to Springleaf Financial Holdings, LLC, an entity owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC and AIG Capital Corporation, a subsidiary of American International Group, Inc.

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated and combined balance sheet and statement of income of Springleaf and OneMain adjusted to give effect to the Proposed Acquisition (as defined below) and the financing arrangements in connection with the Proposed Acquisition. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 (i) combines the historical consolidated statement of income of Springleaf and the historical consolidated and combined statement of income of OneMain, giving effect to the Proposed Acquisition as if it had been consummated on January 1, 2014, and (ii) reflects the 2014 Springleaf real estate assets sale transactions and the financing arrangements as if they had been consummated on January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Springleaf and the historical condensed consolidated balance sheet of OneMain as of December 31, 2014, giving effect to the Proposed Acquisition and the financing arrangements as if they had been consummated on December 31, 2014. The historical consolidated and combined financial information of OneMain has been adjusted to reflect certain reclassifications (included in the “reclassifications” column) in order to conform to Springleaf’s financial statement presentation.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Springleaf considered the acquirer of OneMain. Under the acquisition method of accounting, OneMain’s specific identifiable tangible and intangible assets acquired and liabilities assumed are generally reflected at their respective fair values with any excess of the purchase price over the fair value of OneMain’s net assets allocated to goodwill.

As of the date hereof, the Proposed Acquisition has not closed and Springleaf has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of OneMain’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform OneMain’s accounting policies to Springleaf’s accounting policies. A final determination of the fair value of OneMain’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of OneMain that exist as of the closing date of the Proposed Acquisition and, therefore, cannot be made prior to the completion of the transaction. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein. Springleaf estimated the fair value of OneMain’s assets and liabilities based on discussions with OneMain’s management, preliminary valuation studies, due diligence and information presented in OneMain’s public filings. Until the Proposed Acquisition is completed, both companies are limited in their ability to share certain information. Upon completion of the Proposed Acquisition, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from this pro forma condensed combined balance sheet and/or statement of income. The final acquisition method of accounting will be different from that reflected in the pro forma information presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (1) directly attributable to the Proposed Acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of income, expected to have a continuing impact on the combined results of Springleaf and OneMain following the Proposed Acquisition. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Proposed Acquisition occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the Proposed Acquisition.

The unaudited pro forma condensed combined financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Proposed Acquisition and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statement of income excludes projected operating efficiencies and synergies expected to be achieved as a result of the Proposed Acquisition. The unaudited pro forma condensed combined financial information also excludes the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Proposed Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the Proposed Acquisition. However, such costs could affect the combined company following the Proposed Acquisition in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed combined financial information does not reflect the effect of any regulatory actions that may impact the results of the combined company following the Proposed Acquisition.

In October 2013, certain executives of Springleaf received a grant of incentive units in the Initial Stockholder. These incentive units are subject to their continued employment with the Company and provide benefits (in the form of distributions) in the event the Initial Stockholder makes distributions to one or more of its members that exceed certain specified amounts. In connection with the sale of our common stock by the Initial Stockholder, certain of the specified thresholds may be satisfied. Springleaf recognizes these incentive units in accordance with ASC 710, Compensation—General, and will recognize compensation expense at the time any distributions are made to the executives. If the underwriters’ option to purchase additional shares is not exercised, Springleaf is not expected to recognize any compensation expense in the second quarter of 2015 related to the incentive units. If the underwriters’ option to purchase additional shares is exercised in full, Springleaf is expected to recognize non-cash compensation expense of approximately $14 million in the second quarter of 2015 related to the incentive units. The unaudited pro forma condensed combined statement of income does not include any adjustment for such compensation expense.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 has been prepared to give effect to the 2014 real estate assets sale transactions (collectively, the “Asset Sales”) reported in our Current Report on Form 8-K filed November 13, 2014 and adjusted for additional sales completed subsequent to that filing. There are no adjustments for the Asset Sales or the additional sales completed subsequent to such Current Report on Form 8-K in the unaudited pro forma condensed combined balance sheet since the Asset Sales were completed prior to, and is reflected in the balance sheet amounts as of, December 31, 2014.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•                  the historical audited consolidated financial statements of Springleaf as of and for the year ended December 31, 2014 included in Springleaf’s Annual Report on Form 10-K and incorporated by reference in this document; and

•                  the historical audited consolidated and combined financial statements of OneMain as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 included in the Current Report on Form 8-K to which this exhibit 99.1 is attached.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2014

The following unaudited pro forma condensed combined balance sheet as of December 31, 2014, combines the December 31, 2014 historical combined balance sheets of Springleaf and OneMain assuming the companies had been combined on December 31, 2014 using the acquisition method of accounting.

December 31, 2014 (In millions)	Springleaf	OneMain	Reclassifications		Adjustments for Proposed Acquisition		Adjustments for Financing Arrangements(5)	Pro Forma Combined
Assets
Cash and cash equivalents	$879	$319	$(147)	4a	$(4,239)	6a	$4,239	$1,051
Investment securities	2,935	1,391	—		—		(1,423)	2,900
Net finance receivables:
Personal loans	3,831	9,946	(1,510)	4b	266	6c	—	12,533
SpringCastle Portfolio	1,979	—	—		—		—	1,979
Real estate loans	625	—	—		—		—	625
Retail sales finance	48	—	—		—		—	48
Unearned revenue and deferred costs	—	(1,510)	1,510	4b	—		—	—
Unearned premium and claim reserves	—	(415)	415	4c	—		—	—
Net finance receivables	6,483	8,021	415		266		—	15,185
Allowance for finance receivable losses	(176)	(695)	—		695	6d	—	(176)
Net finance receivables, less allowance for finance receivable losses	6,307	7,326	415		961		—	15,009
Finance receivables held for sale	205	—	—		—		—	205
Restricted cash and cash equivalents	218	—	147	4a	—		—	365
Goodwill and intangible assets	—	71	21	4d	1,772	6e	—	1,864
Deferred tax assets, net	—	313	—		(313)	6f	—	—
Premises and equipment, net	—	94	(94)	4e	—		—	—
Other assets	514	180	73	4d, 4e	(78)	6g, 6h	10	699
Total assets	$11,058	$9,694	$415		$(1,897)		$2,826	$22,096
Liabilities and Shareholders’ Equity
Long-term debt	$8,385	$3,444	$—		$1,262	6j, 6k	$1,846	$14,937
Related party debt	—	3,249	—		(3,249)	6j	—	—
Borrowings under a revolving facility	—	—	—		2,529	6j, 6l	—	2,529
Insurance claims and policyholder liabilities	446	461	415	4c	—		—	1,322
Deferred and accrued taxes	152	506	—		(506)	6j	—	152
Other liabilities	238	101	—		—	6l	—	339
Total liabilities	9,221	7,761	415		36		1,846	19,279
Shareholders’ equity:
Common stock	1	—	—		—	6i	—	1
Additional paid-in capital	529	1,846	—		(1,846)	6i	980	1,509
Accumulated other comprehensive income	3	44	—		(44)	6i	—	3
Retained earnings	1,492	43	—		(43)	6i	—	1,492
	2,025	1,933	—		(1,933)		980	3,005
Non-controlling interests	(188)	—	—		—		—	(188)
Total shareholders’ equity	1,837	1,933	—		(1,933)		980	2,817
Total liabilities and shareholders’ equity	$11,058	$9,694	$415		$(1,897)		$2,826	$22,096

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2014

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2014, combines the December 31, 2014 historical combined income statements of Springleaf and OneMain assuming the companies had been combined on January 1, 2014 using the acquisition method of accounting, and reflects the 2014 sales of Springleaf real estate assets as if those assets had been sold on January 1, 2014.

For the year ended December 31, 2014 (In millions, except share data)	Springleaf	OneMain	Reclassifications		Adjustments for Proposed Acquisition		Adjustments for Financing Arrangements(5)		Adjustments for Assets Sales(8)	Pro Forma Combined
Interest income:
Finance charges	$1,921	$2,011	$—		$(387)	7a	$—		$(369)	$3,176
Investment revenue	—	62	(62)	4g	—		—		—	—
Finance receivables held for sale originated as held for investment	61	—	—		—		—		(53)	8
Total interest income	1,982	2,073	(62)		(387)		—		(422)	3,184
Interest expense	734	217	—		39	7b	76	7c	(80)	986
Net interest income	1,248	1,856	(62)		(426)		(76)		(342)	2,198
Provisions for finance receivable losses	474	—	575	4f	(166)	7d	—		(87)	796
Net interest income after provisions for finance receivable losses	774	1,856	(637)		(260)		(76)		(255)	1,402
Other revenues:
Insurance	166	338	—		—		—		(11)	493
Investment	39	3	62	4g	—		—		—	104
Net gain (loss) on repurchases and repayments of debt	(66)	—	—		—		—		—	(66)
Net gain (loss) on fair adjustments on debt	(15)	—	—		—		—		—	(15)
Net gain (loss) on sales of real estate loans and related trust assets	726	—	—		—		—		(726)	—
Other	(18)	43	—		—		—		24	49
Total other revenues	832	384	62		—		—		(713)	565
Provisions for credit losses and for benefits and claims:
Provisions for credit losses	—	575	(575)	4f	—		—		—	—
Policyholder benefits and claims	—	134	(134)	4f	—		—		—	—
Total provisions for credit losses and for benefits and claims	—	709	(709)		—		—		—	—
Other expenses:
Operating expenses:
Salaries and benefits	360	288	—		74	7h	—		(10)	712
Other operating expenses	266	426	—		(83)	7e, 7f, 7h	—		(19)	590
Restructuring expenses	—	—	—		—		—		—	—
Insurance losses and loss adjustment expenses	75	—	134	4f	—		—		(10)	199
Total other expenses	701	714	134		(9)		—		(39)	1,501
Income (loss) before benefit from income taxes	905	817	—		(251)		(76)		(929)	466
Provision for (benefit from) income taxes	297	304	—		(93)	7g	(28)	7g	(340)	140
Net income (loss)	608	513	—		(158)		(48)		(589)	326
Net income attributable to non-controlling interests	103	—	—		—		(7)		—	96
Net income (loss)	$505	$513	$—		$(158)		$(41)		$(589)	$230
Net income (loss) per common share attributable to Springleaf:
Basic	$4.40									$1.72	7i
Diluted	$4.38									$1.71	7i
Weighted average number of shares outstanding
Basic	114,791,225						18,939,394	7i		133,730,619	7i
Diluted	115,265,123						18,939,394	7i		134,204,517	7i

Note 1—Description of Proposed Acquisition

On March 2, 2015, SHI entered into a stock purchase agreement with Seller to acquire all of the outstanding equity interests of OneMain for $4.25 billion in cash, which amount will be adjusted up or down, as applicable, by the amount by which OneMain’s stockholder’s equity as of the closing exceeds or is less than $1.94 billion (the “Proposed Acquisition”). Closing of the Proposed Acquisition is subject to various conditions. The Proposed Acquisition is expected to close in the third quarter of 2015, although there can be no assurance that the Proposed Acquisition will close, or if it does, when the actual closing will occur.

Note 2—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet related to the Proposed Acquisition is included as of December 31, 2014 and the unaudited pro forma condensed combined income statement is included for the year ended December 31, 2014. The historical audited consolidated and combined financial statements of OneMain have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical consolidated financial statements of Springleaf. The adoption of new or changes to existing accounting principles generally accepted in the United States of America subsequent to the unaudited pro forma condensed combined financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The unaudited pro forma condensed combined financial information shows the impact of the Proposed Acquisition on the condensed combined balance sheet and the condensed combined statement of income under the acquisition method of accounting with Springleaf treated as the acquirer. The acquisition method of accounting, provided by Accounting Standards Codification (“ASC”) 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of OneMain are recorded by Springleaf at the date of acquisition at their estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair value of OneMain’s identifiable tangible and intangible assets acquired and liabilities assumed are based on fair value estimates as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. At this time, a detailed valuation of the assets acquired and liabilities assumed as part of the Proposed Acquisition has not been completed, and accordingly, the unaudited pro forma financial information was prepared using a preliminary allocation of the estimated purchase price based on assumptions and estimates, which are subject to material changes. Additionally, the Company has not yet completed all of the analysis necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of the unaudited pro forma financial information. Until the Proposed Acquisition is consummated, access to information to make such estimates is limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the Proposed Acquisition completion date, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of OneMain as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3—Conforming Accounting Policies

Differences in the allowance and provision methodology have been identified. OneMain generally charges-off personal loans at the earlier of (1) 180 days contractually past due if there have been no payments within the last six months, or (2) 360 days contractually past due. However, Springleaf generally charges-off personal loans that are beyond 180 days contractually past due. As the finance receivables are reflected at their fair value under the acquisition method of accounting, this policy difference is not expected to have a material impact on the unaudited pro forma condensed combined financial information.

At this time, the Company is not aware of any additional differences that would have a material impact on the unaudited pro forma condensed combined financial information. Upon consummation of the Proposed Acquisition, Springleaf will review OneMain’s accounting policies to determine whether it may be necessary to harmonize any differences in accounting policies between those of Springleaf and OneMain. As a result of that review, Springleaf may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4—Reclassifications

Certain balances from the consolidated and combined financial statements of OneMain were reclassified to conform their presentation to the consolidated financial statements of Springleaf.

The following reclassifications were made to OneMain’s historical consolidated balance sheet for the purpose of Springleaf’s unaudited pro forma condensed combined balance sheet as of December 31, 2014, with the exception of 4d below:

4a.                               Reclassification of OneMain’s restricted cash amounts from parenthetical disclosure under “Cash and cash equivalents” to the “Restricted cash and cash equivalents” financial statement line item to conform to Springleaf’s financial statement presentation.

4b.                               Reclassification of OneMain’s “Unearned revenue and deferred costs” balance as a separate financial statement line item to “Personal loans” to conform to Springleaf’s financial statement presentation.

4c.                                Reclassification of OneMain’s “Unearned premium and claims reserves” from the “Net Finance Receivables” financial statement line item to “Insurance claims and policyholder liabilities” to conform to Springleaf’s financial statement presentation.

4d.                               Reclassification of Springleaf’s “Intangible assets” balance from the “Other Assets” financial statement line item to “Goodwill and Intangible assets” for presentation consistency.

4e.                                Reclassification of OneMain’s “Premises and equipment, net” balance as a separate financial statement line item to “Other Assets” to conform to Springleaf’s financial statement presentation.

The following reclassifications were made to OneMain’s historical consolidated and combined income statement for the purpose of Springleaf’s unaudited pro forma condensed combined statement of income for the year ended December 31, 2014:

4f.                                 Reclassification of OneMain’s financial statement line items grouped under “Provisions for credit losses and for benefits and claims” to “Provisions for finance receivable losses” and insurance related expenses to “Insurance losses and loss adjustment expenses” to conform to Springleaf’s financial statement presentation.

4g.                                Reclassification of OneMain’s investment earning from the “Investment revenue” financial statement line item to “Other Revenues: Investment” to conform to Springleaf’s financial statement presentation.

Note 5—Transaction Financing

The anticipated funding for the Proposed Acquisition consists of an expected cash payment of approximately $4.24 billion. Springleaf anticipates funding the consideration using a combination of available cash, proceeds from the sale of investment securities, securitizations, sale of retained interest in notes related to previous securitizations, and this offering. Prior to the securitizations, sale of retained interest in notes, and this offering, Springleaf has adequate liquidity to fund a cash payment of the purchase price using available cash, proceeds from the sale of investment securities and existing

Springleaf conduit facilities. The following is a summary of the assumed financing transactions related to the Proposed Acquisition (in millions):

Description	Amount
Proceeds from sale of investment securities	$1,423
The equity offering contemplated hereby	1,000
2015-A Securitization	1,163
2015-B Securitization	314
Proceeds from sale of SpringCastle 2014-A Notes	363
Gross proceeds	4,263
Costs, premiums and discounts associated with the above transactions	(24)
Net Proceeds	$4,239

For the anticipated equity issuance, an issue price of $52.80 per share was assumed based on the closing price of Springleaf’s common stock on the NYSE on April 24, 2015, which results in the issuance of approximately 18.9 million shares of Springleaf common stock. The issue price may be different on the actual date of issue and therefore will have an impact on the actual share amounts presented in the unaudited pro forma condensed combined financial information. Additional paid in capital is adjusted for the net proceeds of the common stock issuance.

The 2015-A and 2015-B securitizations include issuance of four classes of fixed rate, asset backed notes with weighted average yields of 3.58% and 3.87%, respectively. In addition, Springleaf sold $232 million and $131 million principal amount of SpringCastle 2014-A Class C and D Notes, respectively, to an unaffiliated party at a premium to the principal balance. The interest rates on the Class C and D Notes are 5.59% and 6.82%, respectively.

Note 6—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This footnote should be read in conjunction with “Note 1—Description of Proposed Acquisition”, “Note 2—Basis of Pro Forma Presentation”, “Note 3—Conforming Accounting Policies”, “Note 4—Reclassifications”, and “Note 5—Transaction Financing”. Adjustments included in the columns “Adjustments for Proposed Acquisition” and “Adjustments for Financing Arrangements” to the accompanying unaudited pro forma condensed combined balance sheet at December 31, 2014 are represented, in part, by the following considerations arising out of applying the acquisition method of accounting to OneMain’s assets and liabilities (in millions):

Description	Historical	Purchase Price Allocation	Note	Amounts
Fair value of cash consideration			(6a)	$4,239
Less: Book value of OneMain’s net assets			(6b)	1,933
Less: Fair value adjustments of assets and liabilities acquired
Loans receivables	$9,946	$9,702	(6c)	266
Allowance for loan losses	(695)	—	(6d)	695
Goodwill and intangible assets	71	—	(6e)	(71)
Deferred tax assets, net	313	—	(6f)	(313)
Premises and equipment, net	94	153	(6g)	59
Other assets	180	43	(6h)	(137)
Long-term debt	(3,444)	(4,706)	(6j), (6k)	(1,262)
Related-party debt	(3,249)	—	(6j)	3,249
Borrowings under a revolving facility	—	(2,529)	(6j), (6l)	(2,529)
Deferred and accrued taxes	(506)	—	(6j)	506
Goodwill and intangible assets	—		(6e)	$1,843

6a)                                Represents cash consideration of approximately $4.25 billion payable at closing, adjusted based on the amount of equity at closing. If OneMain were to have the same equity at closing as it reported at December 31, 2014, the cash payment would be $4.14 billion.

6b)                               Reflects the historical book value of net assets acquired as of December 31, 2014.

6c)                                Personal loans

Reflects fair value adjustment for OneMain’s loan portfolio, which includes both a purchased credit impaired (“PCI”) portfolio and a non-PCI portfolio. See Note 7a for further discussion on the income statement adjustment resulting from this bifurcation.

6d)                               Allowance for finance receivable losses

Reflects the elimination of OneMain’s historical allowance for finance receivable losses.

6e)                                Goodwill and intangible assets

Represents the following:

i.                                          the elimination of $71 million of intangible assets reflected on OneMain’s historical consolidated balance sheet. The fair value estimate for new identifiable intangible assets has not been finalized as of the date hereof and has accordingly not been specifically identified herein.

ii.                                       the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the acquisition of $1.84 billion; however this number is expected to decrease significantly once the identifiable intangibles have been assigned fair values.

6f)                                  Deferred tax assets

Represents the elimination of deferred tax assets reflected on OneMain’s historical consolidated balance sheet.

6g)                               Premises and equipment, net

Represents fair value adjustment primarily related to OneMain’s Symphony system (“Symphony”), an underwriting, originating, servicing, and payment processing platform as well as other software.

6h)                               Other assets

Represents the elimination of historical debt issuance costs and deferred acquisition costs related to OneMain’s insurance business.

Description	Amount
Debt insurance fees	$36
Deferred acquisition costs	101
Total	$137

6i)                                   Equity

Represents adjustment to eliminate OneMain’s historical stockholder’s equity.

6j)                                   Borrowing adjustments for Acquisition Accounting

Represents adjustment to eliminate OneMain’s related party debt due to an intercompany income tax payable to Seller and replacement with borrowings expected to be in place at the time of closing. The expected borrowings include OneMain Financial Issuance Trust 2015-1 securitization and OneMain’s revolving warehouse facility completed during the first quarter of 2015. The borrowings are included as pro forma adjustments to properly reflect the liabilities of the acquired company as of the closing date. The adjustment decreases related party debt and deferred and accrued taxes by $3.25 billion and $506 million, respectively and replaces that debt with $1.23 billion, net of a discount of $3 million, and $2.53 billion for the OneMain Financial Issuance Trust 2015-1 securitization and OneMain’s revolving warehouse facility, respectively.

Description	Amount
Related party debt	$3,249
Intercompany income tax payable	506
Related party debt to be repaid at closing of acquisition	$3,755
Borrowings under a revolving facility	$2,529
OneMain Financial Issuance Trust 2015-1	1,226
Third party borrowing to repay related party debt	$3,755

6k)                                Long-term debt

Represents fair value adjustment of $36 million related to OneMain’s senior unsecured notes.

6l)                                   Total pro forma combined debt includes borrowings under a revolving facility totaling $2.5 billion.

Note 7—Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This footnote should be read in conjunction with “Note 1—Description of Proposed Acquisition”, “Note 2—Basis of Pro Forma Presentation”, “Note 3—Conforming Accounting Policies”, “Note 4—Reclassifications”, “Note 5—Transaction Financing” and “Note 6—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments”. Adjustments included in the columns “Adjustments for Proposed Acquisition” and “Adjustment for Financing Arrangements” to the accompanying unaudited pro forma condensed combined income statement for the year ended December 31, 2014 are represented by the following:

7a)                                Interest Income: Finance Charges

Finance receivables acquired are separated into purchased credit impaired and purchased non-credit impaired portfolios. The purchased credit impaired finance receivables portfolio is comprised of approximately $778 million of unpaid principal balance as of December 31, 2014 and is valued based on the expected cash flows to be collected. For this portfolio, the difference between the fair value and the outstanding loan balance at acquisition is separated into the accretable yield component and the non-accretable component. The accretable yield will be recognized over the estimated remaining life of the loan portfolio at an effective yield under the interest method. The non-accretable difference is recorded to cover lifetime expected net credit losses and will absorb losses on loans accounted for under ASC 310-30 until it is exhausted. The excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows is accreted into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. As of December 31, 2014, the discount to unpaid principal balance on the purchased credit impaired finance receivables is $312 million and the effective yield is 10.89%. The finance charges calculated on the purchased credit impaired finance receivables is $64 million.

The purchased non-credit impaired finance receivable portfolio includes approximately $7.6 billion of unpaid principal balance, and is accounted for under ASC 310-20. For this portfolio a premium is recorded equal to the difference between the fair value and the outstanding loan balance at closing and will be recognized over the remaining life of the loan portfolio at an effective yield using the interest method. As of December 31, 2014, the premium to unpaid principal balance for the purchased non-credit impaired finance receivables is estimated at approximately $553 million and the related effective yield is 22.24%. The finance charges on the purchased non-credit impaired finance receivables are $1.6 billion.

The net impact of finance charges to the unaudited pro forma condensed combined income statement is a decrease of $387 million for the year ended December 31, 2014.

7b)                               Interest Expense adjustments for Acquisition Accounting

Represents the incremental interest expense, including the amortization of fair value adjustments, for the year ended December 31, 2014 as if the Proposed Acquisition occurred on January 1, 2014. The Proposed Acquisition assumes a new debt structure, as noted in Note 6j above, and adjustments to market rates are estimated for interest expense. The related party interest expense is replaced with interest expense adjustment for new and existing borrowings “as if” those borrowings had provided financing throughout the year. The table below illustrates adjustments to interest expense (in millions):

Description	For the Year Ended December 31, 2014
Related party debt	$(178)
2015-1 Securitization	46
Borrowings under a revolving facility	58
2014-1 and 2014-2 securitizations	21
Senior unsecured notes	92
Total incremental interest expense	$39

7c)                                Interest Expense adjustments for Financing Arrangements

Represents the incremental interest expense related to the 2015-A and 2015-B securitizations and the sale of the SpringCastle 2014-A Notes issued to fund the Proposed Acquisition.

The interest expense adjustment pertaining to the 2015-A and 2015-B securitizations is calculated using a weighted average yield of 3.58% and 3.87%, respectively, and a weighted average life of 3.71 and 5.76 years, respectively.

The interest expense adjustment for the Springcastle 2014-A Class C and D Notes was calculated using an interest rate of 5.59% and 6.82%, respectively.

7d)                               Provisions for finance receivable losses

This adjustment represents the elimination of the provisions for finance receivable losses recorded on OneMain’s historical consolidated and combined Statement of Income for the year ended December 31, 2014 and the inclusion of provision of $409 million to conform to Springleaf’s allowance methodology. To calculate the provision, Springleaf uses a roll rate model that derives the roll rate percentage to estimate incurred losses. This methodology was applied to OneMain’s portfolio derived from historical data to determine OneMain’s roll rates.

To determine the provision, the balances of purchased non-credit impaired accounts, which are less than 60 days past due at the time of acquisition, are evaluated through this roll rate model, and the results are expressed as a percentage of the receivables balance which ranges from 3.5% to 6.25%.

7e)                                Other operating expenses (amortization)

Represents the elimination of $11 million of amortization related to intangible assets recorded on OneMain’s historical consolidated and combined statement of income for the year ended December 31, 2014. It should be noted that since the new intangibles have not been assigned a value as of the date hereof, an adjustment for additional amortization on such intangibles is not included herein.

7f)                                  Other operating expenses (depreciation)

This adjustment represents the increased depreciation for the fair value of Symphony and other software for the year ended December 31, 2014. The increase in depreciation expense is based on a useful life of 10 years for Symphony and 10-15 years for other software.

7g)                               Provision for Income Taxes

Represents adjustment to record the net tax effect of the pro forma adjustments based on the statutory tax rate of 36.5% for adjustments related to Springleaf and 37.2% for adjustments related to OneMain.

7h)                               Salaries and benefits

OneMain’s historical consolidated and combined income statement includes allocated costs which represent general corporate level services provided to OneMain and other affiliates by Citigroup. Corporate level services include finance, human resources, legal, compliance, risk, technology and administration. These costs are classified as “Other operating expenses” in OneMain’s historical consolidated and combined income statement. An adjustment was made to reclassify such costs from “Other operating expenses” to “Salaries and benefits” to reflect the costs associated with these services as if they were performed by OneMain employees.

7i)                                   Net income per common share attributable to Springleaf

Net income per common share attributable to Springleaf has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented.

The following table sets forth the computation of unaudited pro forma basic and diluted income per share attributable to common stockholders (in millions, except share data):

	Year ended December 31, 2014
	Net Income	Shares	Per share amount
Earnings per share, basic	$230	133,730,619	$1.72
Earnings per share, diluted	230	134,204,517	1.71

Shares utilized in the calculation of pro forma basic and diluted income (loss) per share attributable to Springleaf are as follows:

	Year ended December 31, 2014
	Historical	Shares issued in the equity raise	Pro Forma Total
Weighted-average shares outstanding, basic	114,791,225	18,939,394	133,730,619
Weighted-average shares outstanding, diluted	115,265,123	18,939,394	134,204,517

Note 8—Unaudited Pro Forma Condensed Combined Income Statement Adjustments for Real Estate Assets Sale

During 2014 Springleaf entered into a series of transactions relating to the sales of our principal interests in our real estate loans, the related servicing of these loans and the sales of certain performing and non-performing real estate loans, which substantially completed our plan to liquidate our non-core real estate loans. At December 31, 2014, real estate loans held for investment and held for sale totaled $625 million and $205 million, respectively. The following Asset Sales were completed during 2014 and reflected in the pro forma condensed combined income statement as if they were completed on January 1, 2014:

•                  The Securitization Assets Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014) by SHI’s indirect wholly owned subsidiary SFC and the Depositors as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014), to Credit Suisse Securities (USA) LLC and certain of its affiliates (“Credit Suisse”) and the MSR Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014) by SFC and MorEquity, Inc. (“MorEquity”), a wholly owned subsidiary of SFC, to Nationstar Mortgage LLC, both of which were completed on August 29, 2014. The total purchase price for these transactions was approximately $1.67 billion, of which $1.63 billion relates to the Securitization Assets Sale, and $39 million relates to the MSR Sale.

•                  The 2006-1 Securitization Assets Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014) by the Company to an unaffiliated third party, for a purchase price of $9.5 million.

•                  The sale of certain performing and non-performing mortgage loans by certain indirect subsidiaries of SHI to Credit Suisse, completed on September 30, 2014. The purchase price for the September Whole Loan Sales was $795 million. This amount includes a holdback provision of $120 million. Of the $120 million holdback, $83 million was received from Credit Suisse as of December 31, 2014.

•                  The sale of a portion of the remaining performing and non-performing mortgage loans by certain indirect subsidiaries of SHI to Credit Suisse, completed on November 7, 2014. The purchase price for the November Whole Loan Sales (as defined in our Current Report on Form 8-K filed November 13, 2014) was approximately $270 million. This amount includes a holdback provision of $34 million, as described in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014. Of the $34 million holdback, $11 million was received from Credit Suisse as of December 31, 2014.

•                  Prior Dispositions (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within our Current Report on Form 8-K filed November 13, 2014), including (i) the sale by Third Street Funding LLC, SFC’s wholly owned subsidiary, of its beneficial interests in the mortgage-backed retained certificates related to a securitization transaction in 2009 for approximately $737.2 million which closed on March 31, 2014, (ii) the sale of certain performing and non-performing real estate loans by MorEquity for approximately $79 million, which closed on March 31, 2014, and (iii) the sale by Sixth Street Funding LLC, a wholly owned subsidiary of SFC, of its beneficial interests in the mortgage-backed retained certificates related to a securitization transaction in 2010 for approximately $263.7 million, which closed on June 30, 2014.

•                  Subsequent to the November 13, 2014 filing of our Current Report on Form 8-K, the sale of a portion of the remaining performing and non-performing mortgage loans by certain indirect subsidiaries of SHI to Credit Suisse was completed on December 19, 2014. The purchase price for the sale was approximately $25.8 million. This amount includes a holdback provision of $4.5 million.